Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Voya Financial, Inc. for the registration of debt securities, guarantees of debt securities, common stock, preferred stock, warrants and units, and to the incorporation by reference therein of our report dated March 10, 2014, with respect to the consolidated financial statements and schedules of Voya Financial, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Atlanta, Georgia
June 18, 2014	/s/ Ernst & Young LLP